UNITED STATES SECURITIES
AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): February 17, 2006

RADIOSHACK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-05571 (Commission File Number)	75-1047710 (IRS Employer Identification No.)

Mail Stop CF3-201, 300 RadioShack Circle, Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code) (817)415-3700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

_           Written communications pursuant to Rule 425 under the Securities Act

_          Soliciting material pursuant to Rule 14a-12 under the Exchange Act

_          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

_          Pre-commencement communications pursuant to Rule 13e-4(c) under the  Exchange Act

Item 2.05.  Costs Associated with Exit or Disposal Activities

On February 17, 2006, the Company announced that its board of directors has approved management’s recommendation to exit or consolidate certain aspects of the Company’s business. The actions described below include estimates of amounts and the timing of activities and are subject to change as the various activities are finalized. Although we currently expect that these charges will be recognized during 2006 and 2007, some charges may be recognized in future periods if the related expenses are incurred during those periods. These exit and consolidation activities include the following:

o	Closing approximately 400 to 700 company-operated RadioShack stores in the United States, expected to occur during 2006 and the first half of 2007. The Company expects that the costs of these exit-related activities will total approximately $50 million to $90 million, comprised of $30 million to $50 million of lease termination costs, $15 million to $20 million of asset write-offs, $5 million to $10 million of inventory dispositions, and $5 million to $10 million of severance-related costs. The Company regularly reviews store performance, future location prospects and seeks to close under-performing locations. During 2006 and 2007, however, the Company will also specifically evaluate additional stores, on a case-by-case basis, to determine whether these stores meet the Company’s criteria for closure. In addition, the Company will evaluate opportunities to accelerate the relocation of stores when the Company believes that a desirable opportunity is presented. The Company expects that the closures will result in a net positive future cash flow.

o	Consolidating certain of the Company’s distribution centers, expected to occur during 2006. The Company expects that the charges associated with these consolidation activities (excluding any gains from the sale or other disposition of assets) will total approximately $4 million (excluding any gains from the sale of real estate), comprised of $1 million of asset write-offs, $1 million of moving expenses, $1 million of lease exit costs, and $1 million of severance-related costs. The Company expects that the consolidations will result in a net positive future cash flow.

o	Streamlining the Company’s overhead infrastructure, expected to occur during 2006. During the first quarter of 2006, the Company will review its cost structure to identify potential sources of cost reductions. The Company at this time is unable to estimate the expected costs or cash flows associated with these anticipated reductions.

The timing of the store closure transactions described above may occur on an accelerated basis if appropriate termination agreements can be reached with the related lessors. Also, note that losses on inventory dispositions will be presented in the Company’s financial statements as a charge in cost of products sold. Asset write-offs include assets used in normal operations of retail stores and warehouses and include remaining unrecoverable net book values of fixtures, racking, equipment, signs, etc.

Item 7.01  Regulation FD Disclosure

Item 8.01   Other Events

In addition to the items discussed in Item 2.05, further charges are expected to be incurred in 2006 in connection with the Company’s rationalization of additional slow-moving inventory. As described in the Company’s February 17, 2006 press release, which is attached as Exhibit 99.1, the Company identified a significant amount of slow-moving inventory for rationalization during the first quarter of 2006, resulting in an estimated pre-tax charge of approximately $62 million during the fourth quarter of 2005. The Company will continue to review its inventory compositon, and expects that it will incur additional rationalization charges of approximately $5 million to $10 million during 2006.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.

99.1	Press Release, dated February 17, 2006 (previously filed as Exhibit 99.1 to Form 8-K filed on February 17, 2006).

Statements made in this Current Report on Form 8-K which are forward-looking involve risks and uncertainties and are indicated by words such as “expects,” “estimates,” “anticipates” and other similar words or phrases. These uncertainties include, but are not limited to, the execution and impact of our turnaround plan, our wireless carrier transition, economic conditions, product demand, competitive products and pricing, availability of products, the regulatory environment and other risks indicated in filings with the SEC such as RadioShack’s most recent Forms 10-K and 10-Q.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized this 21st day of February, 2006.

RADIOSHACK CORPORATION ------------------------------------------ David S. Goldberg Senior Vice President - Chief Legal Officer and Corporate Secretary

EXHIBIT INDEX

Exhibit No.

99.1	Press Release, dated February 17, 2006 (previously filed as Exhibit 99.1 to Form 8-K filed on February 17, 2006).